Exhibit 10.20
July 17, 2020
Innovius Capital Sirius I, LP
[***]
Attn: Justin Moore
Re: Letter Agreement re: 2020 Secondary Stock Purchases
Ladies and Gentlemen:
This Letter Agreement (this “Agreement”) is made by and among NerdWallet, Inc., a Delaware corporation (the “Company”) and Innovius Capital Sirius I, L.P., a Delaware limited partnership (the “Buyer”) in connection with the Buyer’s purchases of shares of the Company’s Class A Common Stock from certain sellers identified by the Buyer to the Company (the “Secondary Purchases”). The Company and the Buyer agree as follows.
1.Secondary Purchases.
(a)The Buyer has commenced, with the facilitation of the Company as specified herein, the Secondary Purchases to purchase shares of the Company’s Class A Common Stock in accordance with this Agreement, the Stock Transfer Agreement in the form attached hereto as Exhibit A (the “STA”), the Shareworks Secondary Agreement attached hereto as Exhibit B by and among the Buyer, the Company and Solium Plan Managers LLC (the “Shareworks Agreement” and together with the STA and all exhibits, annexes, and other attachments to each of the foregoing, the “Purchase Documents”). This Agreement shall become effective upon the Buyer’s purchase of 2,500,000 shares of the Company’s Class A Common Stock.
(b)In furtherance of the Company’s role in facilitating the Secondary Purchases, the Company hereby consents to the Secondary Purchases and agrees to provide any reasonable assistance with the Secondary Purchases as requested by the Buyer, and agrees to take such further actions as may be reasonably necessary to carry out the purposes and intent of the Secondary Purchases. The Buyer understands and agrees that the Company will support cashless exercise through the Shareworks platform until July 17, 2020. Any Secondary Purchases (or other purchases) taking place following July 17, 2020 will take place outside of the Shareworks Platform and the Buyer understands and agrees that the Company will not be able to support cashless exercise in connection with any such purchase.
(c)The Buyer hereby agrees to promptly provide any reasonable assistance with the Secondary Purchases requested by the Company. If the Buyer engages in any other offer to purchase shares of the Company’s capital stock from the Company’s stockholders outside of the Secondary Purchases, it shall do so in compliance with all applicable federal and state securities laws, and it shall seek the Company’s prior written consent to such transactions, which shall not be unreasonably withheld, conditioned, or delayed.

2.Additional Agreements.
(a)“Market Standoff” Agreement. The Buyer hereby agrees to be bound by the terms of the “Market Stand-Off” Agreement set forth in Section 2.11 of the Company’s Investors’ Rights Agreement, dated as of January 30, 2015, as the same may be amended from time to time (the “Rights Agreement”) as if the Buyer were a “Holder” under the Rights Agreement; provided that any amendment or waiver of Section 2.11 of the Rights Agreement that adversely affects the Buyer shall not be effective as it relates to the Buyer without the prior written consent of the Buyer.
(b)Information Rights. For so long as the Buyer, together with its Affiliates (as defined in the Rights Agreement), holds at least 103,000 of the Shares bought in the Secondary Purchases (subject to adjustment for stock splits, stock dividends, and stock combinations), the Buyer shall be treated as a “Major Investor” for purposes of Section 3.1 and Section 3.2 of the Rights Agreement, subject to the terms and conditions set forth therein, including but not limited to Section 3.3 thereof (Termination of Information), and the Company shall provide to the Buyer the same information, inspection and associated rights that it provides to Major Investors pursuant to Section 3.1 and Section 3.2 of the Rights Agreement (disregarding any future modification or amendment of such provisions, and regardless of any termination thereof other than pursuant to Section 3.3 of the Rights Agreement). The financial statements delivered to the Buyer pursuant to Section 3.1(a) and Section 3.1(b) of the Rights Agreement shall include, or be accompanied by, a current capitalization table setting forth the authorized and issued capital stock of the Company (in the aggregate and by class). In addition, the Company shall provide the Buyer a copy of the quarterly business review deck that the Company provides to the members of the Board of Directors of the Company in connection with its quarterly meetings (the “Quarterly Business Deck”), at approximately the same time and in the same manner as provided to such directors, except that the Company may withhold or redact any such material or portion thereof if the Board of Directors determines in good faith that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, or for other similar reasons.
(c)Legends. The Buyer acknowledges and agrees that each certificate, instrument or book-entry security entitlement representing the Shares shall be notated with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD FOLLOWING THE EFFECTIVE DATE OF THE UNDERWRITTEN PUBLIC OFFERING OF THE COMPANY’S SECURITIES SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER PRIOR TO THE EXPIRATION OF SUCH PERIOD WITHOUT THE CONSENT OF THE COMPANY OR MANAGING UNDERWRITER OR OTHERWISE IN ACCORDANCE WITH THE TERMS OF SUCH AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
(d)Buyer Representations. The Buyer represents and warrants that:
(i)The Buyer is purchasing the Shares for the Buyer’s own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Shares. The Buyer has no present intention of selling or otherwise disposing of all or any portion of the Shares.
(ii)he Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
(iii)The Buyer is fully aware of: (A) the highly speculative nature of the Shares; (B) the financial hazards involved in investing in the Shares; (C) the lack of liquidity of the Shares and the restrictions on transferability of the Shares; and (D) the tax consequences to the Buyer of acquiring the Shares.
(iv)By reason of the Buyer’s business or financial experience, the Buyer is capable of evaluating the merits and risks of this purchase, has the ability to protect the Buyer’s own interests in this transaction and is financially capable of bearing a total loss of the Shares.
(v)To the Buyer’s knowledge, neither Buyer nor any of its officers, directors, employees or agents has (A) engaged in, or become interested in the transactions contemplated by this Agreement as a result of any general solicitation, or (B) published any advertisement in connection with the offer and sale of the Shares.
(vi)The Buyer understands that the Shares it is purchasing are characterized as “restricted securities” under United States’ federal securities laws and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In connection with this, the Buyer represents that it is familiar with Securities and Exchange Commission (the “SEC”) Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(vii)The Buyer understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Shares.
(viii)The Buyer is not nor will it be obligated for any finder’s fee or commission in connection with the Secondary Purchases. The Buyer agrees to indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Secondary Purchases (and the costs and expenses of defending against such liability or asserted liability) for which the Buyer or any of its officers, employees or representatives is responsible.
(ix)The Buyer represents and warrants that at least two of its limited partners have at least $1 billion U.S. Dollars under management.
(e)Reliance. The Buyer acknowledges and agrees that neither the Company, nor any of its stockholders, officers, directors, employees, or agents have (i) acted as an agent, finder or broker for the Buyer or its agents with respect to the Secondary Purchases or (ii) made any representations or warranties of any kind, express or implied, to the Buyer or its agents in connection with the Secondary Purchases (other than as set forth in the Shareworks Agreement or herein). By executing this Agreement, the Company is not expressing any opinion or making any recommendation to any Buyer regarding the advisability of the Secondary Purchases. The Buyer acknowledges that it has consulted its own financial, legal and tax advisors, and is solely responsible for the decision to enter into this Agreement and participate in the Secondary Purchases. The Buyer acknowledges and agrees that neither the Company nor the Company’s transfer agent, nor their respective agents, attorneys, officers or directors, has made any representation to the Buyer about the advisability of the Secondary Purchases or the potential value of the Shares.
(f)Confidentiality. The Buyer agrees that the Buyer will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Agreement by the Buyer), (ii) is or has been independently developed or conceived by the Buyer without use of the Company’s confidential information, or (iii) is or has been made known or disclosed to the Buyer by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Buyer may disclose confidential information (A) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (B) to any prospective purchaser of any Shares from the Buyer, if such prospective purchaser agrees to be bound by the provisions of this Section 2(f); (C) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of the Buyer in the ordinary course of business, provided that the Buyer informs such

Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (D) as may otherwise be required by law, provided that the Buyer promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding the foregoing, the Buyer may not disclose or divulge the Quarterly Business Deck to any third party, including but not limited to any existing or prospective Affiliate, partner, member, or stockholder, except as required by law.
(g)Publicity. The Company agrees that it will not, without the prior written consent of the Buyer, use in advertising, publicity, public announcements, or otherwise the name or trademarks of the Buyer or any Affiliate thereof; provided, however, that, the Company may reference the Buyer in internal communications regarding the Secondary Purchases consistent with the terms thereof and the Company may reference the Buyer in a public statement to be released to media outlets upon request, provided that each of the Company and the Buyer shall approve such statement in advance. Notwithstanding the foregoing, if such disclosure is required by law, regulation, court order or applicable stock exchange rules or regulations, the Company is permitted to make such applicable disclosure.
(h)Company Representations. The Company hereby represents and warrants that:
(i)The authorized capital of the Company consists, as of May 31, 2020, of:
(1)155,000,000 shares of Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), 18,710,963 shares of which are issued and outstanding, (B) 70,000,000 shares of Class F Common Stock, $0.0001 par value per share (the “Class F Common Stock”), 68,637,122 shares of which are issued and outstanding, (C) 30,000,000 shares of Class G Common Stock, $0.0001 par value per share (the “Class G Common Stock” and together with the Class A Common Stock and Class F Common Stock, the “Common Stock”), no shares of which are issued and outstanding. Other than as disclosed in Schedule 1 hereto, all of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. Other than as disclosed in Schedule 1 hereto, the Company holds no Common Stock in its treasury.
(2)17,301,256 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), all of which have been designated Series A Preferred Stock, and 15,374,664 of which are issued and outstanding. The rights, privileges and preferences of the Preferred Stock are as stated in the Second Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on January 29, 2015, as amended, and as provided by the Delaware General Corporation Law. All of the outstanding shares of Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no Preferred Stock in its treasury.
(ii)The Company has reserved 42,062,674 shares of Class A Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2012 Equity Incentive Plan duly adopted by the Board of Directors and approved by the Company stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, options to purchase 20,456,359 shares are currently outstanding, 20,793,893 options have been exercised, 738,449 Restricted Stock Units have been granted and 2,632,230 shares of Class A Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.
(iii)Except for (i) the conversion privileges of the Preferred Stock and Class F Common Stock, (ii) the rights provided in Section 4 of the Rights Agreement, and (iii) the securities and rights described in the foregoing Section 3(h)(ii) of this Agreement and as disclosed in Schedule 1 hereto, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock.
(iv)Upon settlement of the Secondary Purchases, all of the Shares will be validly issued, fully paid and nonassessable.
3.Additional Rights.
(a)On or prior to the effectiveness date of the registration statement filed by the Company in connection with its IPO (as defined below), the Company (or its legal counsel) shall, upon the request of the Buyer, provide to the Buyer (i) written confirmation of its holdings, including in relation to the total outstanding shares of the Company and (ii) a personal contact at Company’s transfer agent to assist with custody and audit requests and confirm holdings and provide statements.
(b)The Company shall provide the Buyer with contemporaneous, and to the extent practicable prior, notice of stock splits, dividends, recapitalizations, stock reclassifications and other similar events of the Company.
(c)The Company acknowledges that the execution of this Agreement and the access to any of the Company’s confidential information shall in no way be construed to prohibit or restrict the Buyer from maintaining, making or considering investments in any other companies, or from otherwise operating in the ordinary course of business. The Buyer shall not be deemed a Competitor of the Company and the Buyer’s rights, including, without limitation, information rights, shall not be restricted as a result of any holdings in any Competitors of the

Company (as defined in the Rights Agreement). The provisions of this Section 3(c) shall survive expiration or any termination of this Agreement.
(d)The Company understands and acknowledges that in the regular course of its business, the Buyer may invest in companies that have issued securities that are publicly traded (each, a “Public Company”). Accordingly, the Company covenants and agrees that before providing material non-public information about a Public Company (“Public Company Information”) to the Buyer, the Company will provide prior written notice to Justin Moore describing such information in reasonable detail. The Company shall not disclose Public Company Information to the Buyer without written authorization from the foregoing contact(s) for the Buyer; provided, however, that, the Company will be permitted to disclose (i) agreements entered into with Public Companies in the ordinary course of business, such as routine customer, supplier, advertising and publishing agreements without such written authorization and (ii) any Public Company Information in any Quarterly Business Deck.
(e)The Company hereby agrees and acknowledges that, under the Rights Agreement (to the extent applicable to the Buyer and for purposes of this Agreement, “Affiliate” means, with respect to the Buyer any other Person (as defined in the Rights Agreement) who, directly or indirectly, controls, is controlled by, or is under common control with the Buyer, including without limitation any general partner, managing member, officer or director of the Buyer or any venture capital fund or investment vehicle or other entity now or hereafter existing that is controlled by one or more general partners or managing members of, or shares or is advised by the same management or advisory company as, the Buyer; provided, however, that any such Person that is a Competitor (as defined in the Rights Agreement) shall not be considered an Affiliate for purposes of Sections 2(b), 2(e), 2(g) and 5(b)(i) hereof.
4.Fees and Expenses. Each party shall pay all costs and expenses that it incurs in connection with its participation in the Secondary Purchases, including but not limited to the negotiation, execution, delivery, and performance of the Purchase Documents in connection therewith; provided, however, that, the Buyer shall not be liable to Shareworks for any fee charged by Shareworks in connection with the Secondary Purchases (which shall be borne by the Company).
5.Miscellaneous.
(a)Authority. The Company and the Buyer hereby represents that it has full power and authority to enter into this Agreement and the transactions contemplated by the Secondary Purchases and that this Agreement, when executed and delivered by such party, will constitute valid and legally binding obligation of such party, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies. The execution and delivery of this Agreement by the Company and the Buyer and the performance of the obligations of such party herein does not and will not conflict with or constitute a default under any provision of any agreement or instrument to which such party is bound, any law or regulation to which such party is subject, the organizational documents of such party, or any lien, order, judgment, decree or regulation or any other restriction of any kind by which such party is bound.
(b)Successors and Assigns.
(i)The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, provided that the rights provided to the Buyer in Sections 2(b) and 3 hereof are not transferable without the prior written consent of the Company, other than to Affiliates of the Buyer to whom Shares are transferred.
(ii)Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
(c)Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.
(d)Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.
(e)Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.
(f)Amendment. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Buyer.
(g)No Waiver. The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted the parties hereunder are cumulative and will not constitute a waiver of a party’s right to assert any other legal remedy available to it.

(h)Conflict. Notwithstanding anything to the contrary in any other agreement between the Company, on the one hand, and the Buyer, on the other hand, in the event of any conflict between the terms of this Agreement and any other agreement to which the Buyer is a party, the terms of this Agreement shall control.
(i)Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
(j)Counterparts. This Agreement may be executed and delivered by facsimile or electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
(k)Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions consummated by this Agreement, regardless of any investigation made by any party or on its behalf.
(l)Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this section).
Please indicate your agreement to the terms of this Agreement by executing the acknowledgement and agreement below.
(Signature Pages Follow)

Very truly yours,

NERDWALLET, INC.

By:	/s/ Tim Chen

Name:	Tim Chen

Title:	Chief Executive Officer

Acknowledged and Agreed, as of the date first written above:

INNOVIUS CAPITAL SIRIUS I, L.P.

By:	/s/ Justin Moore

Name:	Justin Moore

Title:	Managing Director

Schedule I
Section 2(i)(i)(1)
1.On or about April 3, 2015 the Company processed an exercise of options to purchase 2,500 shares at an exercise price of $1.02 for which there is no exercise paperwork or evidence of payment.
2.In April 2015, the Company repurchased 178,851 shares of Class A Common Stock from various employees at a purchase price of $1.02. These repurchased shares are held as Treasury Stock.
3. On January 30, 2015 the Company repurchased 779,544 shares of Class F Common Stock and 779,544 shares of Class G Common Stock from Tim Chen and Jacob Gibson, respectively, at a price of $4.49 per share. These repurchased shares are held as Treasury Stock.
4.The Company has exercised its right of first refusal to purchase shares of its Class A Common Stock. As of May 31, 2020, the total number of shares repurchased by the Company is 925,787. These repurchased shares are held as Treasury Stock.
5.On January 23, 2017 the Company repurchased 28,048,797 shares of its Class G Common Stock from Jacob Gibson at a price of $1.37 per share. These repurchased shares are held as Treasury Stock.
6. On March 7, 2017, the Company repurchased 500,000 shares of Class F Common Stock from Tim Chen at a purchase price of $6.00 per share. These repurchased shares are held as Treasury Stock.
7.In February 2017, in connection with a secondary sale of Class A Common Stock, the Company repurchased 220,351 shares from various employees at a purchase price of $6.00 per share. These repurchased shares are held as Treasury Stock.
Section 2(i)(iii)
The Company’s offer letters to new hires include language listing the number of Restricted Stock Units or options that the new hires will be granted, subject to Compensation Committee approval, at the Company’s next Compensation Committee meeting following the new hires’ respective start dates.